UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Stratus Properties Inc.

(Name of Registrant as Specified In Its Charter)

Carl Berg, David M. Dean and Michael Knapp

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Carl E. Berg: Stratus Has Failed To Release A Public Letter From Capretta Properties

Showing Their Frustration Since Late December Trying To Buy All Stratus Assets

CUPERTINO, Calif., May 23, 2016/PRNewswire/ -- Carl E. Berg, the largest shareholder of Stratus Properties Inc. (STRS: NASDAQ), is releasing a letter that shows how potential buyers of Stratus are treated by the CEO and the Board. To my knowledge the CEO & Board have never replied to this letter below:

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May 2, 2016	Via Federal Express

William H. Armstrong, Chairman of the Board, President and Chief Executive Officer

Michael D. Madden, Lead Independent Director

James E. Joseph, Independent Director

James C. Leslie, Independent Director

Charles Porter, Independent Director

John C. Schweitzer, Independent Director

STRATUS PROPERTIES INC.

212 Lavaca Street, Suite 300

Austin, TX 78701

Re:	Response to April 27, 2016 Board of Directors letter to Shareholders
(the “BOD Letter”)

Dear Stratus Board of Directors:

It is with great dismay that I read and reviewed your April 27, 2016 Board of Directors letter to Shareholders. This letter contains four factual misrepresentations and one insinuation that I have been colluding with a shareholder and previous director of your company. This letter represents nothing short of slanderous comments that defame Capretta Properties Inc. Note the following statements made in the BOD Letter:

1.	“Hentschel is evaluating the previously disclosed, highly conditional proposal from Capretta Properties, despite Capretta Properties’ refusal to sign a customary confidentiality agreement.”

2.	“Concerns about Capretta’s complete lack of any publicly available track record.”

3.	“The failure of Mr. Capretta to provide us (Stratus) with any evidence of his ability to finance the transaction.”

4.	“The curious coincidence that Mr. Capretta and Mr. Berg’s previous director designee, William Lenehan, are neighbors who live on the same street.”

5.	“Mr. Capretta’s proposal suffers from structural deficiencies as well, including proposing that after signing a purchase agreement, he would have a 60-day diligence period during which he could unilaterally terminate the agreement for any reason at virtually no cost to himself – essentially giving Mr. Capretta a free option on the Company and its assets.”

MILL VALLEY – SONOMA - VACAVILLE

Mailing Address: PO BOX 1836, MILL VALLEY, CA 94942-1836

415-489-1700

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Let me address these statements individually:

1.	This is false statement. Capretta Properties Inc. (“CPI”) is willing to sign a Confidentially Agreement – simply not the one sided agreement that was issued by the Stratus law firm Vinson & Elkins LLP and which included could numerous gray areas and completely atypical conditions such as the following paragraph below which requires me to sign a complex legal document and then gives Stratus the option of never having to give CPI evaluation material and which gives Stratus the future ability to “adopt additional specific procedures”.

“Notwithstanding any provision to the contrary in this Agreement, nothing contained herein shall obligate the Company to make available any Evaluation Material or any other information to you or any other person. The Company retains the right to determine, in its sole discretion, what information, properties and personnel to make available to you and your Representatives. The Company also reserves the right to adopt additional specific procedures to protect the confidentiality of sensitive the Confidential Information, of which you will be advised in advance in writing before such sensitive Confidential Information will be provided to you and your Representatives.”

In my February 15, 2016 letter to Beau Armstrong, I also addressed the following unusual provisions in the CA.

“Second, in the Confidentiality Agreement you sent me, there is a highly unusual and suspicious paragraph at the end of Section 9 on page 5:

“You represent that you and your Representatives from the date of this Agreement have not (A) acted in concert or cooperated with Carl E. Berg with respect to your or Mr. Berg’s actions in respect of the Company or securities or (B) participated, directly or indirectly, in Mr. Berg’s contemplated solicitation of proxies to elect his two nominees to the Board.”

Third, in the Confidentiality Agreement, you ask for a highly unusual lifetime representation:

“...you and your Representatives obligations under this Agreement will continue indefinitely with respect to any documentation related to the relationship between W Hotel Management, Inc. and its affiliates and the Company and its affiliates that provide for management and operations of the Block 21 project in Austin, Texas.”

In my February 15, 2016 letter to Beau Armstrong, I stated the following:

“Regarding Stratus shares – I own none. Regarding Carl Berg, I have no business or personal relationship with him – I have never done business with Carl Berg. I certainly have no involvement in any actions Mr. Berg is taking relating to his ownership in Stratus. Regardless, I would never make a representation in a Confidentiality Agreement in reference to a stranger.”

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Further, in my April 6, 2016 letter to Beau Armstrong, I stated the following:

“First, when we spoke on February 22, 2016, a call that Kai Haakon E. Liekefett was not on, you clearly told me that you were studying my offer. I clearly told you that all I was looking for was a response to my offer.”

“Second, a Confidentiality Agreement (‘CA ”) was the idea of Stratus – not mine. I have never asked to have a CA nor have I requested any confidential documents. Quite simply, I have made an offer based on the public information available combined with a thorough and exhaustive review of the assets in the marketplace. My offer is conditioned very carefully per Exhibit A of my purchase LOI. It is much too premature for me to execute a CA for a transaction where it is unclear whether we have an agreed upon purchase transaction which includes a due diligence period.”

“Third, if a CA were necessary – which it is not – I have never in my 35 year career seen a CA with an infinite term clause as the one you have inserted for the hotel property. This would indicate that you have an infinite contractual confidentiality agreement term with W Hotel Management, Inc. which I find hard to believe.”

Beau Armstrong never got back to me, as promised, on whether Stratus simply had a “yes” or “no” response to my offer. No one in their right mind would ever sign a CA with so many onerous one sided conditions in it. In my February 15, 2016 letter to Beau Armstrong, I stated:

“We respectfully cannot execute the Confidentiality Agreement you sent to us. It is extremely one sided and not typical for a real estate transaction. My attorney or I have never seen an 8 page Confidentiality Agreement for a real estate transaction and he considers this the second most one sided Confidentiality Agreement he has ever seen – second only to one he negotiated with Apple. My equity partner also will not execute such an onerous agreement.”

This is a false statement. In our original January 22, 2016 offer to Stratus, CPI did in fact convey the following track record to Stratus. Since that letter, Stratus has never requested any additional information from CPI. On April 28, 2016, at the request of Steve Hentschel, I immediately forwarded him a copy of the CPI e-brochure.

“CPI specializes in the acquisition, development, leasing and management of retail centers, office buildings, industrial buildings and apartment projects. Our company has an extensive background in entitlements and development, which makes us well qualified to purchase these types of assets. Established in 1989, CPI has acquired and developed 50 properties in five states with a total value exceeding $1.3 billion and over 8,300,000 square feet and 900 apartment units. Our current major project is the Nut Tree in Vacaville, CA, a 70 acre, $255,000,000 master planned property.”

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3.	This is false statement. In my original January 22, 2016 offer, I stated the following:

“CPI has major equity relationships with large institutional partners and a very close 28 year lending relationship with Wells Fargo Bank where we are considered a premium borrower.”

In my February 15, 2016 letter and in my April 6, 2016 letter – two separate written occasions - I disclosed my more detail on my equity and debt information. Since those two letters, Stratus has never requested any additional information from CPI.

“My offer is a bonafide offer with an equity partner with assets in excess of $26 billion and with one of the largest lenders in the world - Wells Fargo Bank.”

4.	This is a misleading accusation that is highly inappropriate. I have never met or spoken to William Lenehan prior to your April 27, 2016 BOD Letter. I did call Mr. Lenehan on Friday, April 29, 2016 to ask him if we ever met or have spoken. He responded “no”. Mr. Lenehan was also perturbed that such an accusation was made against him. The City of Mill Valley is a city of approximately 14,000 persons. There are hundreds – if not thousands - of people in Mill Valley that are in the real estate industry. Further, Mr. Lenehan is approximately 17 years my junior – our lives have never had any bonafide reason for crossing paths. It is a 100% false insinuation that I learned about the Stratus opportunity from Mr. Lenehan or Mr. Berg. I have explained in writing and verbally to Beau Armstrong how I came upon this potential opportunity. Here is the explanation that was in my original January 22, 2016 purchase offer to Beau Armstrong.

“I have tried to contact you on five separate occasions now: December 12, 2015, December 18, 2015, January 4, 2016, and January 19, 2016 and January 20, 2016. I appreciate that you returned one of my calls on January 19. I have spoken to your assistants Brooke and Adrian. I have not received a second return phone call. Our company is in Austin monthly as we look to acquire assets in this market. During our December visit, we met with William Saad of CBRE to discuss your Circle C property. He indicated to me that the sale of that property was on hold pending interest from the Austin Independent School District. Since my December visit, I have been tracking Stratus through automated Google searches and on December 23, 2015, I was made aware of a press release from the well-known California real estate investor, Carl Berg, that he was recommending a sale of the Stratus portfolio. Thus, the reason for my recent calls. At this point, it does not seem as though I will hear back from you so therefore I thought it might be more productive to forward you an unsolicited offer for your assets since they possibly are going to be offered for sale soon. I understand that other potential suitors have, or are considering submitting unsolicited offers, in the near future.”

You should also know that coincidentally Walter Saad of CBRE and I previously worked for the same Texas based company, the Paragon Group, and that the Paragon Group was an offshoot of the Lincoln Property Company. Mr. Saad made me aware of previous

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“bulk sale” transactions made by Stratus to the Lincoln Property Company and such eight parcel 154 acre sale is referenced on the Stratus website under “2012 press releases”. This was another major fact that led me to believe on my own that Stratus could potentially be a bulk sale asset seller.

Further, in my February 15, 2016 letter to Beau Armstrong, I stated the following regarding my hesitancy to sign the one sided Stratus CA:

“Further, some recent events give us reason for additional pause. First, your statement in your January 29, 2016 letter – “We strongly disagree with your misleading characterization of our dialogue with you to date...” – is factually an untrue statement. As I stated to you in my February 2, 2016 email, you and I have only spoken once for approximately 30 seconds where you apologized for any confusion in returning calls and the only words I uttered were “thank you and we look forward to hearing back from you”.

It is unclear what your intentions are regarding such statements. So, let me put all my cards on the table and hopefully you can do the same. I have been coming to Austin, TX since July 2014. My son moved there and I am personally motivated to spend more time there. I have been looking at real estate transactions in Austin since. In mid-December, I looked at one of the Stratus properties for sale – Circle C Ranch. Your CBRE broker informed me that it was temporarily not for sale since the Austin Independent High School District was interested in placing a new high school on the site. Your broker told me you were an active real estate seller and buyer. I then tried to set up a meeting with you on that trip without a return call. I then started tracking Stratus internet new releases after that trip – a practice I do with numerous companies in markets where I am pursuing real estate transactions. On December 23, 2016, I reviewed a Stratus related press release issued by Carl Berg which stated “The (Berg) proposal calls upon the Stratus Board of Directors to engage a nationally recognized investment banking firm to explore a prompt sale, merger or other business combination of Stratus so Stratus’ stockholders may realize the true value of their Stratus shares. ” I then started internet tracking Mr. Berg. I then tried calling you another 4 times. We never spoke. I then called Mr. Berg to express my interest in the Stratus assets and he encouraged me to make an offer. I then decided to submit an unsolicited offer to purchase the Stratus assets on January 22, 2016.”

5.	This is false statement. In my original January 22, 2016 offer and my April 6, 2016 letter to Beau Armstrong, I clearly stated that the CPI offer was solely for “real estate assets” and clearly not for the Stratus Corporation. Your BOD Letter is highly misleading by stating that my offer was “essentially giving Mr. Capretta a free option on the Company...” Further, in my April 6, 2016 letter I stated the following:

“Fourth and finally, I would like to reiterate that your attorney’s statement that this is “not a routine real estate transaction” is not a realistic assessment of my purchase offer. My offer is for a purchase of real estate assets – not your company – and such transactions of multiple properties are routine real estate

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transactions. I agree that a purchase of the Stratus corporation would represent what Mr. Liekefett has termed “not a routine real estate transaction”.

I am asking the Stratus Board of Directors formally this one time in writing to refrain and stop issuing letters that are slanderous in the facts toward actions made by Capretta Properties Inc. and which defame Capretta Properties Inc.

I am copying all major shareholders and Mr. Hentschel so they are directly aware of this correspondence.

Submitted,

Ricardo Capretta

President

CC:

CEB Ventures

c/o Carl Berg

10050 Bandley Drive

Cupertino, CA 95014

Ingalls & Snyder LLC

c/o Tom Boucher

61 Broadway, 31st Floor

New York, NY 10019-6066

LHCM Holdings

c/o James R. Moffett

1615 Poydras Street, Suite 2279

New Orleans, Louisiana 70112

Dimensional Advisors

c/o Christopher Crossan

Building One, 6300 Bee Cave Road

Austin, Texas, 78746

RBF Capital

c/o Richard Fullerton

3047 Fillmore Street

San Francisco, CA 94123

Steve Hentschel

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The views expressed in this letter represent the opinions of Carl Berg and are based on publicly available information with respect to Stratus Properties Inc., or “Stratus.” Carl Berg recognizes that there may be confidential information in the possession of Stratus that could lead Stratus to disagree with Mr. Berg’s conclusions. Mr. Berg reserves the right to change any of his opinions expressed herein at any time as he deems appropriate and disclaims any obligation to update the information or opinions contained in this letter.

Certain financial metrics and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. No assurance or guarantee is given with respect to the prices at which any securities of Stratus will trade, and such securities may not trade at prices or within any price range that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Mr. Berg herein are based on assumptions that Mr. Berg believes to be reasonable as of the date of this letter, but there can be no assurance or guarantee that actual results or the performance of Stratus will not differ from such projections and estimates and such differences may be material.

This letter is provided merely as information and as proxy solicitation materials and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This letter does not recommend the purchase or sale of any security. Certain members of the Berg Group currently beneficially own shares of Stratus. It is possible that there will be developments in the future that cause one or more of the members of the Berg Group from time to time to sell all or a portion of their holdings of Stratus in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions generally identify forward-looking statements. The projected results and statements contained in this letter that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Participants (as defined below). Although the Participants believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this letter, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this letter, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Participants will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this letter to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Carl Berg filed the definitive proxy statement and an accompanying proxy card with the SEC on May 17, 2016, and mailed those documents to you. The Berg Group is using that proxy statement, proxy card and this letter to solicit proxies in connection with the 2016 Annual Meeting of Stockholders of Stratus, including any adjournments, recesses, postponements or delays thereof (the “2016 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy

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statement. Stockholders are advised to read the definitive proxy statement and all other documents of the Participants related to the solicitation of stockholders of Stratus in connection with the 2016 Annual Meeting because they contain important information, including additional information relating to the Participants. Mr. Berg’s definitive proxy statement and a form of proxy has been mailed to and has otherwise been made available to all stockholders of Stratus. These materials and other materials filed by Mr. Berg in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Mr. Berg with the SEC will also be available, without charge, by directing a request to Mr. Berg’s proxy solicitor, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. By telephone, for Bankers and Brokers, please call TOLL-FREE 800-662-5200; for Stockholders, please call TOLL-FREE 877-849-0763; or by email at bergproxy@morrowco.com.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Berg Group’s proxy materials, please call or email

Morrow & Co., LLC at the telephone numbers or email address listed below:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call TOLL-FREE: 800-662-5200

Stockholders Call TOLL-FREE: 877-849-0763

Email: bergproxy@morrowco.com